Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2011

- Three-month revenue of $58.9 million, up 18 percent from Q4 2010 -

- Adjusted EBITDA of $27.5 million, up 30 percent from Q4 2010 -

Denver, Colorado – March 12, 2012 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported fourth quarter and full year financial and operational results for the period ended December 31, 2011.

Highlights include the following:

•	For the year ended December 31, 2011:

•	Net income was $30.5 million, as compared to $6.2 million during 2010.

•	Adjusted EBITDA (a non-GAAP measure) was $107.3 million, an increase of 41 percent over 2010 Adjusted EBITDA of $76.3 million.

•	Production was 2,924 thousand barrels of oil equivalent (“MBoe”) or seven percent higher than the prior year.

•	For the fourth quarter of 2011:

•	Adjusted EBITDA was $27.5 million, an increase of 30 percent over the prior year quarter.

•	Production was 759 MBoe or four percent higher than the prior year quarter.

•	The Company began CO2 injection in Phase 4 of the Aneth Unit CO2 flood.

•	The Company realized revenue from the sale of condensate extracted from recycled gas stream as a result of commissioning the new Aneth central compression facility.

•

The Company’s Bakken drilling program in Williams County, North Dakota, remains on track with five gross wells drilled and four gross wells completed during the fourth quarter. Significant efficiencies have been achieved with average drilling time reduced from 25 days to 18 days, and average AFE being reduced by approximately 20% to less than $8 million for the most recent wells.

•

The Company’s Permian Basin drilling program advanced during fourth quarter. Two gross wells were drilled and completed in the Reeves County, Texas, acreage. 2011 drilling activities in Reeves County were accomplished with a single rig program; the Company currently has two rigs operating in the area.

Nicholas J Sutton, Resolute’s Chairman and Chief Executive Officer said: “2011 was a successful building year for our Company as we moved forward with several growth initiatives in our core Greater Aneth Field, saw our Bakken drilling program move forward smoothly while at the same time meeting cost reduction targets, moved certain high potential projects forward, such as drilling our first horizontal Mowry test in the Big Horn Basin, and, perhaps most importantly, establishing operations in the Permian Basin where we have an ongoing, multi-rig, drilling program underway. We believe that all of these activities combine to set up an exciting 2012.”

Asset Highlights

Resolute’s asset portfolio, consisting of 82% oil (based on net proved reserves), includes a diverse set of complementary opportunities for long-term growth in production, reserves and shareholder value. Established, large and profitable producing oil fields generate the free cash flow needed for reinvestment into emerging growth assets for creation of long-term visible growth potential. In addition, the portfolio includes upside from multiple exploration opportunities captured within the Company’s existing leasehold. Resolute’s portfolio of primary assets includes:

•

Greater Aneth Field (“GAF”) in the Paradox Basin has 23.4 million barrels of oil equivalent (“MMBoe”) of proved developed producing oil reserves that, during 2011, generated $88.9 million of operating cash flow. GAF also has 32.6 MMBoe of proved non-producing oil reserves that Resolute is developing primarily by expanding tertiary recovery operations in the McElmo Creek Unit and the Aneth Unit using well-established CO2 flood technology. Additional upside comes from the potential expansion of the CO2 flood to the Ratherford Unit, which could have 10 to 20 MMBoe of unbooked reserves.

•

Low cost, low capital and predictable Hilight Field Muddy production in Wyoming’s Powder River Basin with upside potential from the Turner, Mowry and Niobrara formations. Resolute owns approximately 45,000 net acres in this area, all held by production, and has an extensive database of more than 270 logs from wellbores that penetrate these formations, and approximately 90 square miles of 3-D seismic data. This integrated database, as well as nearby activity by other operators, helps Resolute high-grade drilling locations and reduce risk.

•

In Reeves County, Texas, Resolute has drilled seven gross vertical wells (five gross wells producing, two wells awaiting completion at year-end) on its approximately 8,500 net acre position in the multi-pay, multi-play oil-prone Permian Basin. Activities are ongoing with a two rig drilling program underway. In addition, the Company acquired reserves and production in Martin and Howard counties in the Permian Basin. The acreage is held by production and has multiple additional low-risk, high-return infill drilling locations.

•

In the prolific Bakken trend in North Dakota, an area that is contributing to the resurgence of U.S. domestic oil production, Resolute’s concentrated leasehold of approximately 23,500 net acres, the New Home project area, is being developed with a continuous two-rig drilling program. In addition, Resolute owns approximately 8,400 net acres in its Paris project area. This area is awaiting evaluation from the completion of the Forest USA 14-2H well while continuing to be de-risked by successful drilling in the immediate vicinity.

•

At year-end, the Company controlled leasehold of approximately 73,000 net acres in the Big Horn Basin in Wyoming. Resolute believes that this acreage is prospective for oil from the Mowry shale. The Company has successfully recompleted a vertical well in the Mowry and has recently drilled and completed a horizontal Mowry test that is in the process of post-completion flow back.

Fourth Quarter and Annual Comparative Results

Under generally accepted accounting principles (“GAAP”), Resolute recorded a net loss of $16.0 million, or $(0.27) per share, on revenue of $58.9 million during the three months ended December 31, 2011, including unrealized losses on derivative instruments of $33.3 million. This compares to a net loss of $10.5 million, or ($0.21) per share in the fourth quarter of 2010, which included unrealized losses on derivative instruments of $21.4 million.

During 2011, Resolute achieved net income of $30.5 million or $0.47 per diluted share, on revenue of $226.9 million, including unrealized gains on derivative instruments of $15.5 million. This compares to net income of $6.2 million, or $0.12 per diluted share in 2010, including unrealized losses on derivative instruments of $9.6 million.

For further information concerning the GAAP financial results, please refer to the Consolidated Statements of Operations presented in this press release.

Fourth Quarter and Annual 2011 Results Compared to Fourth Quarter and Annual 2010 Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	($ thousands, except per Boe amounts)
Production (MBoe):
Aneth	553	563	2,187	2,074
Wyoming	139	166	600	653
North Dakota	37	2	81	3
Texas	30	—	56	—

Total production	759	731	2,924	2,730

Daily rate (Boe)	8,252	7,946	8,012	7,478
Revenue per Boe (excluding realized derivative settlements)	$77.61	$68.12	$77.60	$63.52
Revenue per Boe (including realized derivative settlements)[1]	$74.01	$62.79	$70.48	$60.49
Revenue	$58,920	$49,793	$226,908	$173,395
Realized derivative losses[1]	(2,731)	(3,891)	(20,799)	(8,276)

Revenue, net of derivative losses	56,189	45,902	206,109	165,119

Operating expenses:
Lease operating expense	16,853	13,060	59,516	51,618
Production and ad valorem taxes	7,761	6,213	31,379	24,151
General and administrative expense	6,341	7,711	20,914	19,440
Net income (loss)	$(15,980)	$(10,527)	$30,485	$6,185
Adjusted EBITDA	$27,464	$21,189	$107,341	$76,257

[1]	Includes $5.0 million of derivative losses related to the partial termination of certain 2012 derivative contracts in the third quarter of 2011.

Adjusted EBITDA: During the fourth quarter of 2011, Resolute generated $27.5 million of Adjusted EBITDA or $36.17 per equivalent barrel of oil, a 30 percent increase over the prior year period, during which Resolute generated $21.2 million of Adjusted EBITDA, or $28.99 per Boe.

During 2011, Resolute generated $107.3 million of Adjusted EBITDA, or $36.71 per Boe, a 41 percent increase over the prior year, during which Resolute generated $76.3 million of Adjusted EBITDA, or $27.93 per Boe.

Production: Production for the quarter ended December 31, 2011, increased 4 percent to 759 MBoe as compared to 731 MBoe for the fourth quarter of 2010. Production increased 30 MBoe or 4 percent from the third quarter of 2011, primarily due to increased production in North Dakota and Texas.

Production for the year ended December 31, 2011, was 2,924 MBoe as compared to 2,730 MBoe for the prior year period, an increase of 7 percent, or 194 MBoe.

Production in the fourth quarter from the Company’s Aneth Field properties decreased to 553 MBoe from 563 MBoe in the prior year quarter and increased to 2,187 MBoe during 2011 as compared to 2,074 MBoe during 2010. The annual increase was mainly due to the success of the Company’s recompletion program in the Desert Creek IIC subzone and increased production response from the Company’s CO2 flood projects.

Wyoming production during the fourth quarter decreased 27 MBoe to 139 MBoe from the 166 MBoe produced in 2010. For the year, production decreased to 600 MBoe as compared to the 653 MBoe produced in 2010. The decline in production was the result of normal production declines, the sale of non-strategic properties that were producing in 2010, the shut-in of certain uneconomic coalbed methane production and the allocation of rigs to exploratory projects.

During the fourth quarter of 2011, the Company’s North Dakota properties added 35 MBoe compared to 2010 and added 78 MBoe for the year. In addition, the Company added 30 MBoe and 56 MBoe in Texas production for the fourth quarter and year ended 2011, respectively.

Revenue: During the fourth quarter of 2011, Resolute realized a 22 percent increase in adjusted revenue (revenue net of realized derivatives losses) as compared to the prior year quarter due to increased production and commodity pricing. Total adjusted revenue for the quarter was $56.2 million, including the effect of realized losses on derivatives of $2.7 million. During the fourth quarter of 2010, Resolute had total adjusted revenue of $45.9 million, including the effect of realized losses on derivatives of $3.9 million.

Increased production and commodity pricing was also the primary reason for the 25 percent increase in adjusted revenue versus 2010. Total adjusted revenue for 2011 was $206.1 million, including the effect of realized losses on derivatives of $20.8 million which included a one-time $5.0 million charge related to the partial termination of certain 2012 derivative contracts in the third quarter of 2011. During 2010, Resolute had total adjusted revenue of $165.1 million, including the effect of realized losses on derivatives of $8.3 million.

Operating Expenses: For the fourth quarter of 2011, total lease operating expenses increased 29 percent to $16.9 million or $22.20 per Boe, as compared to fourth quarter 2010 lease operating expenses of $13.1 million or $17.87 per Boe. The increase was attributable to expanded operations in Texas and North Dakota, additional workover activity in Greater Aneth Field and increased equipment and utility expenses compared to the prior year quarter. Total production taxes increased by $1.6 million, or 25 percent, to $7.8 million, or $10.22 per Boe (or thirteen percent of revenue), as compared to $6.2 million, or $8.50 per Boe during 2010 (or twelve percent of revenue). This increase was attributable to higher production and product prices during 2011.

For 2011, total lease operating expenses increased 15 percent to $59.5 million from 2010 lease operating expenses of $51.6 million and increased on a per Boe basis, to $20.35 per Boe in 2011 from $18.91 per Boe in 2010. New operational areas, increased compression, labor and fuel purchases versus 2010 were the primary reasons for the increase. Total production taxes increased by $7.2 million, or 30 percent, to $31.4 million, or $10.73 per Boe (fourteen percent of revenue), as compared to $24.2 million, or $8.85 per Boe during 2010 (fourteen percent of revenue). Again, the increase in aggregate and per-Boe production tax is principally due to increased production and product prices.

General and Administrative Expense. Resolute incurred general and administrative expense for the fourth quarter of 2011 of $6.3 million, or $8.35 per Boe, as compared to general and administrative expense of $7.7 million, or $10.55 per Boe, during 2010. The $1.4 million decrease mainly resulted from $1.7 million of costs related to the Company’s short term incentive compensation plan, which was accrued ratably during 2011 but which did not occur until the last four months of 2010, partially offset by increased salaries and wages due to additional hiring to meet the demands of increased operating activity. Stock-based compensation expense, a non-cash item, represented $2.0 million, or $2.68 per Boe, for the fourth quarter of 2011 and $2.2 million, or $2.94 per Boe, for the fourth quarter of 2010.

Resolute incurred general and administrative expense for the year ended December 31, 2011, of $20.9 million, or $7.15 per Boe, as compared to general and administrative expense of $19.4 million, or $7.12 per Boe, for the prior year. The majority of the difference between 2011 and 2010 resulted from $1.5 million of increased stock based compensation expense related to additional restricted stock grants awarded to employees in 2011. These increases were offset by decreased professional services fees, a significant portion of which were charges associated with the implementation of the provisions of the Sarbanes-Oxley Act during 2010.

Liquidity and Capital Resources. Outstanding borrowings on the Company’s revolving credit line at December 31, 2011, were $170 million on a current borrowing base of $330 million. For 2011, the Company’s liquidity was enhanced by $74.4 million of warrant exercise proceeds and the sale of non-strategic oil and gas properties of $6.0 million.

Capital Expenditures: During the three and twelve month periods ended December 31, 2011, Resolute made capital expenditures of approximately $55.7 million and $230.8 million, respectively. Capital investments were made to support the Company’s ongoing tertiary recovery projects in Greater Aneth Field, drilling twenty wells and completing twelve wells in the Bakken, recompleting seven Mowry wells at Hilight, expanding infrastructure and acquisitions of producing wells, reserves and leasehold in the Permian Basin.

Operations Update

Greater Aneth Field - Paradox Basin

Greater Aneth Field remains the core of our operations and is the primary generator of cash flow that the Company can reinvest in the field to achieve organic production growth and can use for investment in projects with significant potential growth and economic returns. Aneth Field was discovered in 1956 and is estimated to hold 1.5 billion barrels of oil originally in place. Through year-end 2011, the field had produced approximately 426 million barrels of oil, which to date equates to a recovery of 29% of original oil in place. Resolute currently estimates that 47.1 million barrels of proved developed nonproducing and proved undeveloped oil reserves remain to be recovered, using SEC guidelines. Producing those reserves would bring the field recovery to 35% of original oil in place. Resolute’s activities are devoted to improving the ultimate recovery as every 1% of improved recovery efficiency will generate an additional 8.1 million barrels of proved oil reserves net to Resolute.

During 2011, we reinvested approximately $61.0 million in Greater Aneth Field to upgrade the production facilities and expand the CO2 flood, primarily in the Aneth Unit. In addition, during the third quarter we completed installation of a new central compression facility that provided increased capacity needed to expand the CO2 flood into Aneth Unit Phase 4 and added a refrigeration unit to extract condensate from the reinjection gas stream. We also started CO2 injection in the northwest portion of Phase 4 and will be connecting wells and installing additional header and tank battery facilities as we continue into Phase 4.

Greater Aneth Field produces significant volumes of associated natural gas and natural gas liquids (“NGL”) that can be extracted by using a membrane plant. We had anticipated construction of the plant in 2013, but have rescheduled this into 2014, because of reordered operational priorities and in consideration of current market conditions for natural gas and NGL. We are concentrating on adding a new booster compression facility in the McElmo Creek Unit and installing a pipeline connecting the McElmo Creek Unit to the Aneth central compression facility. These facilities will enable us to extract condensate from the high-Btu McElmo Creek recycle gas and also will support CO2 injection in the McElmo Creek Unit Desert Creek IIC (“DC IIC”) formation. Under our current schedule we will continue with engineering design for the membrane plant, but final engineering, equipment ordering, and construction will depend on operational and market considerations in upcoming quarters.

In our McElmo Creek Unit DC IIC project, that we have discussed in prior releases, we will continue with our focus on injection wells in order to build reservoir pressure and more evenly balance injected and produced volumes. This year’s plan is to recomplete eleven more injection wells in this program to arrive at a total of eighteen producers and twenty-three injectors. If conditions are as expected, we will look to begin CO2 injection into the DC IIC zone by the end of the year. Subsequently, we will expand this project over a period of years.

Hilight Field - Powder River Basin

Production from the Muddy formation in Hilight Field is about 60 percent natural gas. After considering the downward move in natural gas prices, we decided in 2011 to delay our Muddy refrac program. Nonetheless, we were very active in Hilight as we shifted our priority to evaluate the production potential in other oil-prone formations. Our initial focus was on the Mowry shale, which is the source rock for oil produced from the Muddy formation. In 2010 and 2011, we recompleted nine wells in the Mowry shale and established oil production from all nine wells, three of which are producing approximately 30 barrels of oil per day per well. While these relatively small vertical well refrac projects were completed as a “science project” and are not the ultimate objective, the Mowry shale results were encouraging. We subsequently underwrote a 3-D seismic survey covering much of the Hilight Field and surrounding area. The acquired data, currently being processed, is expected to help us identify potential horizontal drilling targets.

The Turner sand is another oil-prone formation that is being developed adjacent to Hilight. We have an extensive log database which indicates that the Turner is prospective on our Hilight acreage. We expect the 3-D seismic data to help us further high-grade Turner locations. Because our Hilight Field leasehold position of 45,000 net acres is held by production, we have the benefit of learning from the experience of other operators developing Turner wells in the area.

Big Horn Basin - Wyoming

In the Big Horn Basin, we are currently testing the Schuster Flats 14-27-47-94H horizontal well in our Fourteen Mile prospect. This wildcat well has been drilled to 14,000 feet with a 2,800 foot horizontal lateral in the Mowry oil shale formation. Prior to going horizontal, we cut a 180 foot core of the Mowry and results from the core tests encouraged us to continue drilling. We have completed the well in multiple stages and we are currently flowing back the well.

Nearby, Cirque Resources and Plains Exploration have drilled several horizontal Mowry oil shale wells. With our position of 73,000 net acres, most of which has four to five years remaining on the lease term, this asset has outstanding potential if these early-stage activities are successful.

North Dakota Bakken Trend - Williston Basin

In our New Home Bakken project area in Williams County, North Dakota, (a joint venture with GeoResources, Inc.) we are running two rigs and drilled four gross oil wells in the fourth quarter, bringing our total well count to 9 gross (3 net) wells. The drilling program has de-risked approximately 18,400 gross (6,500 net) acres in that project and approximately 30 percent of the joint venture acreage is held by production.

We continue to be encouraged by the results we have seen in the New Home project. The combination of increased drilling efficiencies, improved well design and pad drilling has reduced well costs to approximately $8.0 million. Year to date 2012, we have completed five gross wells with four additional wells currently being completed or waiting on completion. Year-end exit rate total Bakken production was 368 Boe per day net to Resolute, and in February our estimated average daily production rate was 634 Boe per day. We plan to continue running two rigs in New Home during 2012.

In January we became the operator of our 19,000 gross (8,500 net) acre Paris project area in McKenzie County, North Dakota. In 2011 we participated in two wells in the area operated by Marathon Oil Corporation, both of which have had mechanical difficulties. Despite various obstructions in the hole, the Watson 14-32H well in the southwestern part of the acreage is currently producing approximately 120 Boe gross per day. The Forest USA 14-2H encountered numerous weather delays and completion issues. We expect to recommence completion activities on this well in the next few weeks. Nearby industry activity suggests that the Forest well should be a solid producer if it can be completed successfully, and that substantially all of the acreage in Paris is prospective for economic Bakken wells, with potential for development of the Three Forks formation at some future time.

Permian Basin - Texas

In 2011, we acquired approximately 23,000 gross (8,500 net) acres in the Delaware portion of the Permian Basin, prospective primarily for Wolfbone production. We initiated drilling operations in mid-2011 and by year-end had 5 gross (2.5 net) wells drilled and completed. We currently are running two rigs in Reeves County to develop this acreage.

In the Midland Basin, where we acquired a Wolfberry producing asset in August 2011, we have been undergoing a technical evaluation to high-grade approximately twelve additional drilling locations. During the first half of 2012 we expect to drill four wells.

At year-end our net Permian production was 374 Boe per day and in February the estimated average daily rate was 394 Boe per day (excluding flared gas), prior to completing any new wells.

The Permian is a highly prolific oil basin and attractive oil-prone region for reinvesting cash generated by activities in Greater Aneth Field and Hilight Field. We believe that there will be attractive opportunities for further acquisitions of acreage, producing properties and companies in this area.

RESOLUTE ENERGY CORPORATION

Consolidated Statements of Operations

(in thousands, except per share data)

	Year Ended December 31,
	2011	2010	2009
Revenue:
Oil	$203,876	$152,953	$37,528
Gas	19,376	17,204	4,149
Other	3,656	3,238	739

Total revenue	226,908	173,395	42,416

Operating expenses:
Lease operating	59,516	51,618	16,185
Production and ad valorem taxes	31,379	24,151	5,807
Depletion, depreciation, amortization, and asset retirement obligation accretion	57,664	47,016	11,541
General and administrative	20,914	19,440	20,328
Write-off of deferred acquisition costs	—	—	3,500

Total operating expenses	169,473	142,225	57,361

Income (loss) from operations	57,435	31,170	(14,945)

Other income (expense):
Interest income	—	—	776
Interest expense, net	(3,844)	(4,855)	(1,538)
Realized and unrealized losses on derivative instruments	(5,321)	(17,842)	(49,514)
Other income	85	100	91

Total other expense	(9,080)	(22,597)	(50,185)

Income (loss) before income taxes	48,355	8,573	(65,130)
Income tax benefit (expense)	(17,870)	(2,388)	19,887

Net income (loss)	$30,485	$6,185	$(45,243)

Net income (loss) per common share:
Basic	$0.53	$0.12	$(0.93)
Diluted	$0.47	$0.12	$(0.93)
Weighted average common shares outstanding:
Basic	57,612	49,900	46,394
Diluted*	65,029	50,475	46,394

*	During the year ended December 31, 2011, 5.7 million shares of Resolute common stock were issued upon exercise of warrants. Warrants for an additional 42.7 million shares were outstanding at December 31, 2011. Diluted shares primarily reflect the effect of these outstanding warrants, after application of the treasury stock method.

Reconciliation of Net Income to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used. Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, unrealized gains and losses on derivatives, gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties. Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies. The table below reconciles Resolute’s net income to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	($ in thousands)
Net income (loss)	$(15,980)	$(10,527)	$30,485	$6,185

Adjustments:
Interest expense	1,060	1,222	3,844	4,855
Income tax expense (benefit)	(9,882)	(6,220)	17,870	2,388
Depletion, depreciation amortization and accretion	16,774	13,094	57,664	47,016
Stock-based compensation	2,215	2,236	7,926	6,247
Unrealized (gain) loss on derivatives	33,277	21,384	(15,478)	9,566
Early settlement of derivative instruments	—	—	5,030	—

Total adjustments	43,444	31,716	76,856	70,072

Adjusted EBITDA	$27,464	$21,189	$107,341	$76,257

Earnings Call Information

Resolute will host an investor call on March 12, 2012, at 4:30 PM ET. To participate in the call please dial (877) 491-0104 from the United States, or (949) 484-0323 from outside the U.S. The conference call I.D. number is 57969640. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through March 14, 2012, by dialing (855) 859-2056 or (404) 537-3406 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 57969640.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding future financial and operating results; statements regarding our production and cost guidance for 2012 and beyond; future production and reserve growth; the progress of Greater Aneth Field CO2 flood projects and additional CO2 flood potential; anticipated capital expenditures; our operating, development and exploration plans; liquidity and availability of capital; the construction and commissioning of gas gathering and compression facilities in our Reeves County, Texas, operations; our expectations regarding our development activities including drilling, recompleting and refracing wells; testing and prospectivity of our Bakken, Mowry, Turner, Niobrara and Permian acreage; and production from our Aneth Field properties, the Wyoming properties, on our Bakken acreage and from our Permian properties and acreage. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices; inaccuracy in reserve estimates and expected production rates; discovery, estimation, development and replacement of oil and gas reserves; the future cash flow, liquidity and financial position of Resolute; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; availability and terms of capital; the effectiveness of Resolute’s CO2 flood program; the potential for downspacing or infill drilling in the Williston Basin of North Dakota or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling in the Bakken trend, the Mowry shale, and Turner and Niobrara formations in Wyoming and the Permian Basin in Texas; potential delays in the completion, commissioning and optimization schedule of Resolute’s gas gathering and facilities construction projects; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection operations; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local Navajo community in the area in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2010, the Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com